UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2021

PAR Technology Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-09720	16-1434688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PAR Technology Park
8383 Seneca Turnpike
New Hartford, New York 13413-4991
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (315) 738-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PAR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 –	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          Matthew Cicchinelli resigned as President of PAR Government Systems Corporation (“PAR Government”) effective end of business Monday, November 29, 2021. PAR Government is a wholly owned subsidiary of PAR Technology Corporation (the “Company”). Mr. Cicchinelli will remain employed through January 15, 2022 to provide transition services to his successor, serving as senior advisor to the President of PAR Government. During the transition period, Mr. Cicchinelli’s compensation will continued unchanged; further, provided that Mr. Cicchinelli remains employed with PAR Government through and including December 31, 2021, Mr. Cicchinelli will be entitled to receive payment of his annual short-term incentive bonus earned, but unpaid with respect to the fiscal year ending December 31, 2021, and the portion (one-third) of Mr. Cicchinelli’s 2019 performance restricted stock grant, for which the performance period ends on December 31, 2021, will become vested based on the actual achievement of established performance targets. In order to receive these benefits, Mr. Cicchinelli must continue to comply with the requirements of his non-disclosure, non-competition, and non-solicitation agreement and deliver a fully executed and effective release of claims in favor of PAR Government.

(c)          Effective November 30, 2021, Michael Nelson (age 50) became the new President of PAR Government. Prior to his appointment as President of PAR Government, Mr. Nelson served in various capacities within Riverside Research Institute since 2001, including most recently, as Vice President, beginning February 2021, and as Executive Director from October 2016 - February 2021. Mr. Nelson will report directly to the Chief Executive Officer and President of the Company.

Mr. Nelson will receive an annual base salary of $325,000 and, beginning with the fiscal year ending December 31, 2022 (“FY 2022”), Mr. Nelson will be eligible to participate in the Company’s incentive compensation plans as in effect from time to time for executive officers, as follows: under the Company’s annual short-term incentive plan (“STI”), Mr. Nelson will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of performance targets established by the Company’s Board of Directors (or Committee thereof, the “Board”) for the applicable performance period. Mr. Nelson’s STI bonus target for FY 2022 is 40% of his base salary earned in such fiscal year; and, under the Company’s long-term incentive plan (“LTI”), Mr. Nelson will be eligible to receive equity awards under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (as amended or restated from time to time, or its successor), and subject to the terms and conditions of the Company’s standard forms of LTI award agreements. Mr. Nelson’s LTI equity award target for FY 2022 is equal to 20% of his 2022 base salary, and vesting will be subject to the achievement of performance targets established by the Board. Mr. Nelson will receive a signing bonus in the amount of $135,000, which must be returned to PAR Government in the event that Mr. Nelson’s employment is terminated for cause or he leaves without good reason, in either case on or before November 30, 2022.

In the event that Mr. Nelson’s employment is terminated by PAR Government without cause, he will receive four months of his then base salary, paid on a semi-monthly basis. If the termination without cause occurs in connection with a change of control of PAR Government, Mr. Nelson will receive six months of his then base salary, paid on a semi-monthly basis, payment of any STI bonus earned but unpaid with respect to a fiscal year ended, and payment of any pro-rated portion of the annual STI bonus that would have been earned by Mr. Nelson for the fiscal year in which his employment was terminated. The foregoing payments are subject to Mr. Nelson’s continued compliance with his non-disclosure, non-solicitation agreement and delivery of a fully executed and effective release of claims in favor of PAR Government.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAR TECHNOLOGY CORPORATION

Date:	November 30, 2021	/s/ Bryan A. Menar
Bryan A. Menar
Chief Financial and Accounting Officer
(Principal Financial Officer)